8. Shareholder meeting results
The Fund s annual meeting of shareholders was held
on May 25, 2010. Of the 29,152,821 common
shares outstanding, the following shares were
voted at the meeting:
Election of Trustees:          For                 Withheld
Michael Larson               21,733,375              337,860